Exhibit 4.4

WAIVER AND AMENDMENT TO

DEBENTURES AND WARRANTS

This Waiver and Amendment (this “Waiver and Amendment”) to Debentures and Warrants is entered into and dated as of March 5, 2003, among EarthShell Corporation, a Delaware corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company and the Purchasers are parties to that certain Securities Purchase Agreement (as amended from time to time, the “Agreement”) dated as of August 12, 2002, pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, certain securities of the Company pursuant to the terms set forth therein;

WHEREAS, pursuant to the Agreement, the Company issued to the Purchasers the Warrants and the Debentures; and

WHEREAS, the Company and the Purchasers desire to amend each of the Warrants as set forth herein, and the Purchasers desire to provide certain waivers under the Debentures;

WHEREAS, the Company intends to prepay (i) $1,404,000 of the $1,673,500 outstanding principal amount of the Debentures issued by the Company to Cranshire Capital, L.P. (“Cranshire”) under the Agreement, (ii) $1,092,000 of the $1,279,500 outstanding principal amount of the Debentures issued by the Company to Cleveland Overseas Limited (“Cleveland”) under the Agreement, and (iii) $2,704,000 of the $5,247,000 outstanding principal amount of the Debentures issued by the Company to Beacon Equities, Inc. (“Beacon”) under the Agreement (the sum of the amounts referred to in clauses (i) – (iii), the “Prepayment Amount”);

WHEREAS, it has been proposed that the Company issue a new series of 2% Convertible Debentures Due March 5, 2006, in the aggregate principal amount of $10,550,000, pursuant to a Securities Purchase Agreement among the Company and the purchasers named therein (such transactions being collectively referred to as the “New Financing”);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree to amend each of the Warrants, and the Purchasers agree to provide certain waivers, as follows:

1.                                      Anti-Dilution Adjustment Resulting from New Financing.

Notwithstanding any other provision of the Warrant or the Debentures, each of the Purchasers and the Company agree that the New Financing, if consummated, shall result in the following:

(a)                                  the Conversion Price of each Debentures shall be amended to be $0.50 per share, which is equal to the initial conversion price of the debt securities in the New Financing; and

(b)                                 the Exercise Price of each Warrant shall be amended to be $0.50 per share, which is equal to the initial conversion price of the debt securities in the New Financing.  The Company will promptly, and in any event on or prior to March 11, 2003, cause a new warrant reflecting such amended Exercise Price to be issued in exchange for each Warrant.

2.                                      Pre-New Financing Amendment to Warrant Anti-Dilution.

Each of the Purchasers agrees that the New Financing shall not result in any increase in the number of Warrant Shares issuable under any of the Warrants.  In addition, effective immediately prior to the consummation of the New Financing and after giving effect only to the adjustments agreed upon under Section 1 above, Section 9(f) of each of the Warrants is hereby amended and restated in its entirety as follows:

“(f)                              Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a) or (b) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price then in effect immediately prior to such adjustment.”

3.                                      Sale by Beacon of $2,000,000 Principal Amount of Debentures; Amendment.

Each of the Purchasers hereby, for all purposes under the Debentures and the Warrants, acknowledges and consents to the proposed sale by Beacon to Omicron Master Trust, concurrently with the New Financing, of an aggregate principal amount of $2,000,000 of the Debenture issued to Beacon under the Agreement (the “Sold Debentures”).  Each of the Purchasers hereby, for all purposes under the Debentures and the Warrants, further acknowledges and consents to the proposed amendment and modification of the Sold Debentures by the Company and Omicron Mater Trust.

4.                                      Prepayment of Aggregate Principal Amount of $5,200,000 of Debentures.

(a)                                  The Company and each of the Purchasers hereby acknowledge and agree that this agreement shall constitute a Company Prepayment Notice under each of the Debentures with respect to the Company’s election to prepay an aggregate of $5.2 million principal amount of the Debentures (the “Prepaid Debentures”) in the following amounts pursuant to Section 8(a) of the Debentures: (i) $2,704,000 to Beacon, together with the prepayment price of 4% in the amount of $108,160; (ii) $1,404,000 to Cranshire, together with the prepayment price of 4% in the amount of $56,160; and (iii) $1,092,000 to Cleveland, together with the prepayment price of 4% in the amount of $43,680.  Each of the Purchasers hereby agrees to waive (i) the 20 Trading Day period under Section 8(a)(ii) of the Debentures between the Company Notice Date (as defined in the Debentures) and payment of the Company Prepayment Price (as defined in the Debentures) with respect to the Prepayment Amount, and (ii) the obligation of the Company under Section 8(a)(iii) of the Debentures to make any prepayment of the Debentures pro rata among all holders of the Debentures with respect to the Prepayment Amount.

(b)                                 Each Purchaser shall, concurrently with the execution and delivery of this Agreement, deliver a certificate to Wachovia Bank, National Association (the “Bank”), instructing the Bank to reduce the undrawn face amount of the Irrevocable Standby Letter of Credit issued to such Purchaser by the Bank (all of such Irrevocable Standby Letters of Credit, collectively, the “Letters of Credit”) in connection with the Agreement, in accordance with the terms and conditions of the Letter of Credit, as follows:

(i)                                     Beacon shall instruct the Bank to reduce to $543,000 the undrawn face amount of the Letter of Credit issued by the Bank to Beacon;

(ii)                                  Cranshire shall instruct the Bank to reduce to $269,500 the undrawn face amount of the Letter of Credit issued by the Bank to Cranshire; and

(iii)                               Cleveland shall instruct the Bank to reduce to $187,500 the undrawn face amount of the Letter of Credit issued by the Bank to Cleveland.

5.                                      Payment of Fees by the Company to the Purchasers and Beacon.

The Company and each of the Purchasers hereby, for all purposes under the Debentures and the Warrants, acknowledge and consent to the following fees to be paid by the Company:

(a)                                  Concurrently with the consummation of the New Financing, the Company shall issue, as payment of additional interest with respect to the Prepaid Debentures, an aggregate of 625,000 shares of Common Stock (the “Purchaser Shares”) to the Purchasers in the following amounts:

(i)                                     Beacon:                                                     399,924 shares;

(ii)                                  Cranshire:                                          127,553 shares; and

(iii)                               Cleveland:                                        97,523 shares.

(b)                                 Each Purchaser agrees that it shall maintain beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a number of shares equal to at least the number of the shares issued to it under Section 5(a) hereof; provided that such obligation to maintain such beneficial ownership shall be released and terminated as to 1/6 of such shares upon each of the following dates:  the dates that are one month, two months, three months, four months, five months and six months after the closing of the New Financing.

(c)                                  Concurrently with the consummation of the New Financing and in consideration of Beacon’s services in working with the Purchasers to negotiate the terms and conditions hereof, the Company shall issue to Beacon, as additional interest under the Debentures retained by Beacon, an aggregate of $80,000.

(d)                                 Concurrently with the issuance of the Purchaser Shares to the Purchasers under Section 5(a) above, the Company will also issue shares of Common Stock to the Purchasers in respect of the accrued interest on the Prepaid Debentures and the Sold Debentures, as follows:  16,000 shares to Beacon Equities, Inc.; 4,776 shares to Cranshire Capital, L.P.; and 3,715 shares to Cleveland Overseas Limited.

6.                                      Finder Agreement

The Company agrees that upon consummation of the New Financing it will pay to Olympus Securities, LLC (“Olympus”), under that certain letter agreement dated August 2, 2002 between the Company and Olympus, a transaction fee in the amount of $216,000.

7.                                      Miscellaneous.

(a)                                  Each Purchaser represents for itself that it has not transferred any interest in the Warrant or the Debenture issued to it under the Agreement, except as set forth in Section 3 above.

(b)                                 Each of the Warrants and Debentures, as amended by this Waiver and Amendment, shall continue to be and shall remain in full force and effect in accordance with their respective terms.

(c)                                  This Waiver and Amendment may be executed by facsimile in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)                                 Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to Debentures and Warrants to be duly executed by their respective authorized signatories as of the date first indicated above.

EARTHSHELL CORPORATION

By:
Name:
Title:

BEACON EQUITIES, INC.

By:
Name:
Title:

CLEVELAND OVERSEAS LIMITED

By:
Name:
Title:

CRANSHIRE CAPITAL, L.P.

By:
Name:
Title: